FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               BRL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                        88-0218411
(State or other jurisdiction of          (I. R. S. Employment Number)
 incorporation or organisation)

              CONSULTANT STOCK ISSUED TO CONSULTANTS AND EMPLOYEES
                              (Full title of Plan)

       R. BRUCE REEVES 340 GRANITE STREET, SUITE 200, MANCHESTER, NH 03102
                     (Name and Address of Agent for Service)

                                 (603) 641-8443
          (Telephone number including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


                        Proposed Maximum Proposed Maximum
Title of Securities                         Amount to be      Maximum Offering  Aggregate Offering  Amount of
To be Registered                    Registered (1)   Price per Share            Offering Price      registration fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                    254,684          $ 0.35            $ 89,140.00               $23.53
Common Stock (2)                    253,800          $ 0.35            $ 88,830.00               $23.45


(1) Pursuant to consultants' agreements for services rendered to the Company's wholly owned subsidiary, AssureTec Systems, Inc.
(2) Issued in lieu of employee payroll costs and reimbursable benefits for employees of the Company's wholly owned subsidiary, AssureTec Systems, Inc. Not pursuant to Employees Stock Option Plan of 1992.

PART     I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan (s) Information.

         The information required in Part I includes a copy of the proforma consultants agreement and a proforma employee agreement with the Company's wholly owned subsidiary, AssureTec Systems, Inc.

PART     II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports with the Securities and Exchange Commission ("The Commission"). The documents listed below are hereby incorporated by reference in this Registration Statement on form S-8; and all documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities and remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filings of such documents.

(a) The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 2001 and

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2001 and

(c) The description of the Common Stock, which is contained in the registration statement filed under the Exchange Act, including any amendment or report, filed for the purpose of updating such description.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interest of Named Experts and Counsel

         The validity of the authorisation and issuance of the Common Stock will be passed upon by John B. Lowy, P. C., Suite 403, 645 Fifth Avenue, New York, New York 10022.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or preceding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent or another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suite or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Here an officer or director is successful on the merits or otherwise in the defense of any action referred to above; the corporation must indemnify him against the expenses, which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, an agreement, vote or otherwise.

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article EIGHT of the Registrant's Certificate of Incorporation, as amended, sets forth the extent to which directors and officers of the Registrant may be indemnified against liabilities which they incur in their capacities as directors or officers of the Registrant. Article EIGHT also provides that director or the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent such limitation is permitted by the Delaware General Corporation Law.

Article V of the Company's By-laws provides as follows:

The corporation shall indemnify any and all of its Directors or Officers or former Directors or Officers or any person who may have served at its request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made party, or they, by reason of being or having been Directors of Officers or a Director or Officer of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suits or proceedings to be liable for negligence or misconduct, in the performance of duty. Such indemnification shall not be deemed exclusive by any others' rights to which those indemnified may be entitled, under By-law, agreement, vote of stockholder or otherwise.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

4.1      Certificate of Incorporation of the Registrant (1)

4.2 Amendment to Certificate of Incorporation of the Registrant changing the name of the Corporation to Biorelease Corp (1) and subsequent amendment to Certificate of Incorporation of the Registrant changing the name of the Corporation to BRL Holdings, Inc. (2)

4.3      By-laws, as amended, of the Registrant (1)

                  OTHER EXHIBITS

4.4 Minutes of the Board of Directors authorizing the issue of 508,484 shares of the company's common stock.
4.5 A proforma consultant's agreement with the Company's wholly owned subsidiary, AssureTec Systems, Inc.
4.6 A proforma employee's agreement with the Company's wholly owned subsidiary, AssureTec Systems, Inc.

--------------------------
(1) Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended, File No. 33-43976 that was originally filed with the Commission November 14, 1991.


(2) Previously filed with the Commission on Form 8-K that was originally filed with the Commission on May 2, 2001.

Item 9.  Undertakings

1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.


5. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorised, in Manchester, New Hampshire, on the date set forth below.



                                     BRL Holdings, Inc.
Dated: January 15, 2002              By:  /s/ Richard F. Schubert
                                          -----------------------
                                          Richard F. Schubert, Chairman

         Pursuant to the requirements of the Securities Act of 1933, the following persons on behalf of the Company and in the capacities and on the dates indicated have signed this registration statement below.


SIGNATURES                                  TITLE                               DATE

/s/ R. Bruce Reeves                 Principal Executive Officer                 January 15, 2002
-------------------
R. Bruce Reeves                     and Director


/s/ Bruce C. Monk                   President and Director                      January 15, 2002
-----------------
Bruce C. Monk

/s/ Kevin T. McGuire                Treasurer and                               January 15, 2002
--------------------
Kevin T. McGuire                    Principal Financial Officer


/s/ Richard F. Schubert             Director                                    January 15, 2002
-----------------------
Richard F. Schubert


/s/ Richard Whitney                 Director                                    January 15, 2002
-------------------
Richard Whitney






         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in BRL Holdings, Inc. Form S-8 dated January 15, 2002 of our audit report dated August 22, 2001 on the financial statements of BRL Holdings, Inc. as of and for the year ended June 30, 2001, which is included in BRL Holdings, Inc's Annual Report on Form 10-KSB for the year ended June 30, 2001.


Good Swartz Brown & Berns LLP
Los Angeles, California
January 15, 2002

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in BRL Holdings, Inc. Form S-8 dated January 15, 2002 of our audit report dated October 13, 2000 on the financial statements of BRL Holdings, Inc. as of and for the year ended June 30, 2000, which is included in BRL Holdings, Inc.'s annual Report on Form 10-KSB for the year ended June 3, 2001.

Ferrari and Associates, P. C.
Newbury Park, California
January 15, 2002

    CONSULTANTS AND EMPLOYEES PAID BY ISSUANCE OF STOCK AT FAIR MARKET VALUE
                FOR SERVICES, BENEFITS AND REIMBURSABLE EXPENSES


(1)      Consultants       Howard Denton                                54,571
                           Joseph Funk, Sr.                             35,714
                           Joseph Funk, Jr.                            103,225
                           William Tuttle                               61,174
                                                                       -------
                              Total consultants                        254,684

(2)      Employees         Theodore Kuklinski                           49,157
                           Todd Reeves                                  78,071
                           John Tiedemann                               70,429
                           Vincent Spoto                                56,143
                                                                       -------
                              Total employees                          253,800

                          PROFORMA CONSULTANT AGREEMENT

         This Consultant Agreement ("Agreement") is made by AssureTec Systems, Inc. ("ATS ") having a place of business at 340 Granite Street, Suite 200, Manchester, N.H. 03102 - 4004, its successors and subsidiaries worldwide, and ----------------------------------------- ("Consultant") with his/her principal office at_______________________________________ ______________________________,
and effective this _____ day of ______________, 20___ ("Effective Date") for the purpose of setting forth the exclusive terms and conditions by which ATS acquires Consultant's services on a temporary basis.

         In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Consultant for their services, the parties agree to the following:

1.       Work To Be Performed By Consultant

         (a) Initially this Agreement shall expire on________________ , but may be extended month by month on written agreement of the parties.

         (b) Consultant is hereby engaged by ATS to perform the work defined in the Work Statement in Appendix A. (Include work milestones, dates, fixed payments and any other pertinent information - if any.)

         (c) ATS, at its sole discretion, may change the Work Statement at any time by giving written notice to Consultant. Immediately upon receipt of written notice from ATS narrowing the Work Statement, the Work Statement is deemed to be amended accordingly, and Consultant will cease any work on the portion of the Work Statement that is deleted.

         (d) ATS may request that the Work Statement be broadened and Consultant will negotiate in good faith with ATS to amend the Work Statement to include the broadened work.

         (e) ATS may request that the Work Statement be otherwise amended without narrowing or broadening the Work Statement and Consultant will negotiate in good faith with ATS to amend the Work Statement. Examples are changes in milestones and fixed payments.

         (f) This Consultant Agreement with Consultant is personal and any work to be performed under it cannot be assigned to other s without the written approval of ATS.

2.       Compensation.

         (a) Consultant will perform the work defined in the Work Statement and will submit to ATS a monthly/weekly work report and a bill for work performed at a rate of compensation of $______ per hour. On a monthly/weekly basis ATS will pay Consultant for the work performed and billed. Prior to ATS reaching a contributed equity level of $500,000, Consultant shall accrue (_____%) of such compensation. The term for the accrual shall not exceed a period of 90 days unless extended by both ATS and Consultant. Upon ATS reaching $500,000 in contributed equity, all accrued compensation shall become currently payable. No agreement exists or shall be implied to provide any other form of compensation to Employee.

         (b) In addition to the rate of compensation described in this Section, on the Effective Date hereof Consultant shall receive a one-time stock option award to acquire _____ shares of common stock of ATS. The exercise price for these options shall be $ 0.001 per option share.

3.       Non-Disclosure And Trade Secrets

         (a) During the term of this Agreement and in the course of Consultant's performance hereunder, Consultant will receive and otherwise be exposed to highly confidential information belonging to ATS, its customers, suppliers and others. Such confidential information includes, but is not limited to, ATS's marketing and customer support strategies, ATS's financial information including sales, costs, profits, and pricing methods, ATS's internal organization, employee lists and customer lists, ATS's access nodes and/or codes, ATS's technology including discoveries, inventions, research and development efforts, manufacturing processes, hardware/software design and maintenance tools, and hardware/software product know-how and show-how, and all derivatives, improvements, and enhancements to any of the above which are created or developed by Consultant under this Agreement (collectively referred to as "Information").

         (b) Such Information may or may not contain legends or other written notice that is of a confidential nature. Such Information shall not be considered confidential if it: (a) was in the public domain or becomes part of the public domain, by publication or otherwise, except by an unauthorized act of Consultant or someone else.

         (c) Consultant acknowledges the highly confidential character of the Information, and agrees that the Information is the sole, exclusive and extremely valuable property of ATS or third parties, and wrongful disclosure to others will cause irreparable harm to ATS or the third party owners. Consultant agrees not to reproduce any of the Information except as is necessary in the performance of work contemplated under this Agreement, and not to divulge all or any part of the Information in any form to any third party, either during or after expiration or termination of this Agreement.

         (d) ATS shall exercise reasonable care either to prominently and legibly mark all corporeal forms of Information supplied to Consultant with the legend "Confidential" or equivalent, or, if the Information is originally provided to Consultant without a "Confidential" legend, it shall be considered Confidential under this Agreement if such information is identified to Consultant as being Confidential within ten (10) business days of its original disclosure.

         (e) Upon expiration or termination of this Agreement for any reason, Consultant agrees to cease using and to return to ATS all whole and partial copies and derivatives of ATS's Information, whether in Consultant's possession or under Consultant's direct or indirect control, including any computer access nodes and/or codes.

         (f) Consultant shall not disclose or otherwise make available to ATS in any manner any confidential and proprietary information received by Consultant from third parties.

         (g) This Section 3 shall survive the termination of this Agreement for any reason.

4.       Ownership Of Work Product

         (a)   Consultant   agrees  that  any  and  all  work  product,   ideas,
improvements, inventions, copyrights, trademarks and trade secrets ("work product") conceived, created or first reduced to practice in the performance of work under this Agreement for ATS are a "work for hire" and ATS shall be vested with all rights, title, and interests including patents, copyrights, trade secrets and trademark rights in Consultant's work product. Consultant agrees that they shall execute all papers including, but not limited to, patent and copyright applications, patent and copyright assignments, and shall otherwise assist ATS, at ATS's expense, and as reasonably necessary to perfect all ATS's rights, title and other interests in Consultant's work product.

         (b) This section 4 shall survive the expiration or termination of this Agreement for any reason.

5.       Indemnification / Release

         (a) Consultant agrees to take all reasonable precautions to prevent injury to any persons (including employees of ATS) or damage to ATS's property while at ATS's work site. Consultant shall indemnify and hold ATS and its officers, agents, directors, and employees harmless against all claims, losses, expenses (including reasonable attorney's fees), and injuries to person or property (including death) resulting in any way, from any negligence on the part of Consultant in the performance or failure to perform the Scope of Work under this Agreement, excepting only those losses which are due solely and directly to ATS's negligence.

         (b) Consultant warrants that he/she has good and marketable title to all work product made, created, conceived, written, invented, or provided by Consultant to ATS while fulfilling the requirements of the Work Statement of this Agreement. Consultant further warrants that work product created for ATS shall be free and clear of all liens, claims, encumbrances, or demands of third parties, including any claims by any such third parties of any right, title, or interest in or to the work product arising out of any trade secret, copyright, or patent. Consultant shall indemnify, defend, and hold harmless ATS and its customers from any all liability, loss, costs, damage, judgment, or expense (including reasonable attorney's fees) resulting from or arising in any way out of any such claims by any third parties, and/or which are based upon, or are the result of any breach of the warranties contained in this section (b). In the event of a breach of warranty, Consultant shall, at no additional cost to ATS, replace or modify the work product with a functionally equivalent and conforming work product, obtain for ATS the right to continue using the work product and in all other respects use its best efforts to remedy the breach. Consultant shall have no liability under this section for any work product created in accordance with detailed and specific design instructions created by ATS.

         (c) Should ATS permit Consultant to use any of ATS's equipment, tools, or facilities during the term of this Agreement, such permission will be gratuitous and Consultant shall indemnify and hold harmless ATS and its officers, directors, agents, and employees, from and against any claim, loss, expense, or judgment for injury to person or property (including death) arising out of the negligent use of any such equipment, tools, or facilities.

6.       Termination

         (a) Either ATS or Consultant may terminate this Agreement in the event of a material breach of the Agreement which is not cured within ten (10)
business days after written notice to the breaching party of such breach. Material breaches include, but are not limited to, the filing of bankruptcy papers or other similar arrangements due to insolvency, the assignment of
Consultant's obligations to perform to third parties, or acceptance of employment or consulting arrangements with third parties that are or may be detrimental to ATS's business interests.

         (b) ATS may terminate the Agreement for convenience upon written notice to Consultant. In such event, Consultant shall cease work immediately after receiving such written notice from ATS unless otherwise advised by ATS, and shall notify ATS of costs incurred up to the termination date. ATS shall reimburse Consultant for all costs incurred until notice of termination.

7.       Independent Contractor

         (a) Consultant is an Independent Contractor, is not an agent or employee of ATS, and is not authorized to act on behalf of ATS.

         (b) If Consultant is to autonomously perform work under this Agreement, ATS is entitled to provide Consultant with general guidance to assist Consultant in completing the scope of work to ATS's satisfaction, nevertheless Consultant is ultimately responsible for directing and controlling the performance of the tasks comprising the scope of work, in accordance with the terms and conditions of this Agreement.

8.       General

         (a) Except for a reduction in Work Statement as defined in Section I, this Agreement may not be changed unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such provision will be changed to make it legally enforceable, and such unenforceability shall not prevent enforcement of any other provision of the Agreement.

         (b) Notwithstanding any other provisions of this Agreement, Consultant agrees not to export, directly or indirectly, any United States source technical data acquired from ATS or any products utilizing such data to any countries outside the United States which export may be in violation of the United States Export Laws or Regulations. Nothing in this section releases Consultant from any obligation stated elsewhere in this Agreement not to disclose such data.

         (c) If Contractor breaches any of its covenants expressed in this Agreement, he/she agrees that such a breach may cause irreparable harm to ATS, and ATS shall have the right to seek equitable relief to enjoin further breach.

         (d) This Agreement shall be governed by the Laws of the State of New Hampshire, without resort to its rules regarding conflict of laws. In the event that any dispute arises respecting this Agreement, the parties stipulate in advance that the courts in New Hampshire shall be the proper venue for the resolution of such dispute.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Assure Tech Systems, Inc.                   Consultant


---------------------------                 --------------------------
Signed, Duly Authorized                     Signed

---------------------------                 --------------------------
Printed Name                                         Printed Name

---------------------------                 --------------------------
Position/Title                                       Position/Title


---------------------------                 --------------------------
Date                                                 Date

                                                     --------------------------
                                                     SSN / Fed. Tax No.

                          PROFORMA EMPLOYMENT AGREEMENT
                                     BETWEEN
                             ASSURETEC SYSTEMS, INC.
                                       AND

                                  ("Employee")


         This Employment Agreement ("Agreement") made as of the -- day of ------------ ("Effective Date"), by and between AssureTec Systems, Inc., such corporation organized under the laws of Delaware with offices at 340 Granite Street Suite 200, Manchester, NH 03102 (the "Employer"), and the above named Employee who resides at the following address:




         The Employer is presently engaged in a business that requires the assistance of individuals with Employee's qualifications, skills and experience, and during the course of such employment, the Employer expects to entrust to Employee or have Employee develop certain confidential and proprietary information essential to the success of Employer's business and anticipates that Employee will come into contact with third parties having an actual or anticipated business relationship with Employer. Further, the parties believe it is in their mutual interest to address in this Agreement certain of their rights and responsibilities arising out of such employment relationship pertaining to ownership and protection of valuable confidential and proprietary information of Employer, certain restrictions on business practices of Employee reasonably needed to protect the Employer's legitimate business interests, and other important considerations addressed herein.


         In consideration of the premises and covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:


1.       Employment, Duties and Acceptance.

         a. The Employer hereby employs the Employee to render services on behalf of the Employer and its subsidiary or affiliated companies in a capacity as Director of Software Engineering and to perform those services normally associated with such title in accordance with the terms of this agreement and under the direction of management of Employer. Employee will also perform such other assignments as may be assigned from time to time by Employer.

         b. The activities of the Employee shall be performed principally from his home or from Employer's offices located in Southern New Hampshire in which the Employer's facilities are located and such other locations as the Employer deems necessary. The Employee recognizes that their duties may require of him overnight travel from time to time.

         c. The Employee hereby accepts such employment by signing this Agreement. The Employee shall devote all of their business time to the business and affairs of the Employer, shall use their best efforts to promote the interests of the Employer, and shall perform their duties faithfully, diligently and to the best of their ability. Incidental participation in consulting for prior clients of Employee (defined as less than 5% of Employee's normal and customary full time business activities), shall be exempt from this provision provided none of such prior clients competes in any way with the Company.

         d.The Employee represents and warrants that they understand the importance of the provisions of this Agreement to him, and has consulted with their own legal counsel to the extent desired by him in order that the provisions of this Agreement and the legal and tax consequences hereof may be understood and agreed to by him.

         e.  The  parties   acknowledge  that  the  Employer  intends  that  the
Employee's services, salary and other benefits provided for hereunder shall commence as of the Effective Date.


2.       Compensation.


         a. _______ From the Effective Date and until _______________ employee shall receive compensation at the rate of $_______ per month subject to required withholding. Prior to the Employer reaching a contributed equity level of $500,000, this compensation shall accrue and become payable to Employee upon Employer reaching such $500,000 level of capitalization. So long as the Employee continues to perform his duties under this Agreement, commencing with the pay period following _____________ the Employer agrees to pay to the Employee, as a base compensation for all their services to be rendered hereunder by the Employee, a salary equal to $____________ per annum and subject to required withholding. Health and dental benefits offered by the company will not be provided. Other benefits adopted by the Company shall be made available to Employee upon the Company reaching a capitalization of at least $500,000. A performance and salary review shall occur periodically after commencement of employment followed by a salary adjustment deemed appropriate by Employer. The term for the accrual of all of this salary shall not extend beyond ________________ unless extended by both the Employer and the Employee. No agreement exists or shall be implied to provide any other form of compensation to Employee such as company vehicle, stock, bonus other than as provided hereunder.

         b. _______ In addition to the base compensation described in this section, on the Effective Date hereof Employee shall receive a one-time stock option award to acquire ___ shares of common stock of the Employer. ___ of the underlying shares shall be fully vested, ___ shares shall vest ratably over a period of two years of continued employment, and the remaining ____shares shall vest upon meeting certain milestones as defined and agreed to on or before ______________ and agreed to by the Board of Directors. Failure to agree to such milestones shall result in forfeiture of these ____ shares. The exercise price for these options shall be $.001 per option share.

         c. Employee will be eligible to participate in the executive bonus program as approved by the board of directors.

3.       Expenses.


         a. Following the Effective Date, Employee shall be entitled to reimbursement for all normal and reasonable approved business expenses incurred by him on behalf of the Employer upon presentation of vouchers or other evidence of those expenses in accordance with the Employer's policies and including $_______ incurred prior to the effective date of this agreement.


4.       Benefits.


         The Employee will also be permitted during the term of this Agreement to take up to three weeks vacation each year, in accordance with applicable policies of the Employer. Such time shall be pro rated for each calendar year. Any vacation time not used by the Employee during any calendar year shall be forfeited without obligation on the part of the Employer to compensate the Employee therefore, except that a maximum of two (2) weeks vacation may be carried over.


5.       Termination.


         a. Termination by the Employer for Cause. If the Employee shall, during their employment (i) breach their fiduciary duty to the Employer, (ii) breach any of the material terms of this Agreement, (iii) engage in any wrongful appropriation of any significant opportunity properly belonging to the Employer; or (iv) be convicted of a felony (any of the foregoing shall constitute "cause" for purposes of this Agreement), the Employer shall have the right to immediately terminate the Employee's employment, whereupon the Employee shall be entitled solely to receive their then applicable base salary at the rate provided in Section 2 to the last day in which such termination shall take effect.

         b. Early Termination by the Employer Without Cause. In the event that the Employer terminates the services of the Employee during the term hereof without cause (as set forth in (a) above), the Employee shall be entitled to receive, and the Employer shall continue to pay to the Employee or accrue for the benefit of Employee their base salary then payable pursuant to Section 2(a) above for an additional period of two (2) weeks; however, such base salary shall be due only so long as the Employee (i) makes himself available to, cooperates with, and assists the Employer as a consultant and otherwise to effect an orderly transition, and (ii) observes the covenants contained in Section 6 below. During the period of salary continuance as provided under this provision, base salary in effect at the time of termination shall be the salary without increase for the entire term of salary continuance. Employee shall have the right to retain all option shares which have already vested provided the date for achieving such vesting of shares shall not have expired as of the effective date of termination.


         In the event the Employee is terminated without cause during the first twelve month period of employment, the provisions of Section 6(b) herein shall be modified to reduce the period of non-competition by one month for each two months less than one year from the date hereof. The parties intend that such salary payments, credit for accrued salary plus the right to retain option shares vested as of the effective date of termination shall constitute full and liquidated damages for such termination without cause, and the Employee shall have no duty to mitigate their losses by seeking other employment or income during or in respect of the salary continuance period following such termination. Employee shall have the right to retain all option shares which have already vested provided the date for achieving such vesting of shares shall not have expired as of the effective date of termination.


         c.Termination by Employee. - ___ In the event the Employer fails to raise at least $500,000 in new capital on or before _________________, Employee shall have the right, upon written notice to the Employer, and in this event, to resign from this Employment Agreement and Employee shall be released from the provisions of Section 6 herein. In such event, Employee shall forfeit all issued and option shares. Employee will be issued a note from the Employer for all accrued salary through ___________________. This note will provide for no interest and will provide for payment in full upon the Employer reaching a capitalization of $500,000.

         In the event that the Employer terminates their employment with Employer at any time other than as detailed in the pervious paragraph, the Employee shall be entitled to receive, and the Employer shall pay to the Employee their base salary at the rate provided in Section 2(a) and the benefits provided in Section 5 through the end of the payroll period in which their employment terminates. In addition, Employee shall be paid for any accrued or accumulated vacation time. Employee shall have the right to retain all option shares that are already vested provided the date for achieving such vesting of shares shall not have expired as of the effective date of termination.


         d. Benefits Payable Upon Death. In the event of the Employee's death during the term hereof, the Employee or the Employee's designated beneficiaries shall receive Employee's base salary at the rate provided in Section 2(a) and the benefits provided in Section 5 through the end of the weekly payroll period in which death occurred, plus payment for all accrued vacation time Employee otherwise would be eligible for at the time of Employee's death. In addition, the Employee's designated beneficiaries shall be entitled to receive the available proceeds under any group term or other life insurance maintained for the benefit of the Employee. In addition, the Employee's designated beneficiaries shall be entitled to exercise within 60 days of such Employee death, any vested stock options in which the Employee would otherwise be eligible to acquire.


6.       Covenants During or Following the Term of This Agreement by Employee.


         a. Assistance in Litigation. The Employee shall, upon reasonable notice, furnish such information and proper assistance to the Employer during or following the term of this Agreement as may reasonably be required by the Employer in connection with any litigation in which it or any of its subsidiaries or affiliates is, or becomes, a party.


b.       Covenant Not to Compete.

         (i) The Employee agrees that, except as provided at 1(c) hereof, during the period of their employment and for six months thereafter, they will not, except on behalf of the Employer or any of its subsidiaries or affiliates, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or in any other capacity, become involved or be interested in, or otherwise associated with in a business activity, any other person, corporation, firm, partnership or other entity whatsoever involving Employer sales agents, employees, customers. Employee further agrees that during the period of their employment and for six months thereafter, they will not engage in document authentication development activities reasonably similar to the company's research and products in the field of border control, check cashing verification, public transportation passenger control and products reasonably similar to the company's products and technologies whether or not protected by patent, such within any territory or area in which the Employer is then engaging in business or providing goods or services to its customers; provided, however, that anything to the contrary notwithstanding, the Employee may own as an inactive investor securities of any competitor corporation listed on a national securities exchange or traded in the over-the-counter market, so long as their holding in any one such corporation shall not in the aggregate constitute more than 2% of the voting stock of such corporation. If Employee desires to have such non-compete period less than six months, Employee shall submit such request in writing to the Employer within 30 days following termination of employment. Employer shall have no obligation to consent to such request.


         (ii) Without limiting the general obligations of the Employee to devote their entire services to the Employer as hereinbefore described, the Employee agrees that during their employment not to engage, directly or indirectly, whether as principal, agent, owner, employee, contractor or otherwise, individually or in combination with any other individual, corporation or other entity, in any business which competes directly with an actively operated business of Employer without written consent from the Employer.


         (iii) Non-Solicitation of Fellow Employees and Agents. The Employee further agrees that, during the period of their employment and for a period of one (1) year after any termination thereof, for whatever reason, they will not solicit any employee or Agent of the Employer or any subsidiary or affiliate of the Employer to terminate their employment or agency relationship with the Employer or any of its subsidiaries or affiliates.


         (iv) If any restriction set forth in this Section 6(b) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

c.       Proprietary Information.


         (i) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Employer's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Employer. By way of illustration, but not a limitation, Proprietary Information includes, but is not limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, Projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists, software and systems codes and architecture. Employee will not disclose any Proprietary Information to others outside the Employer or use the same for any unauthorized purposes without written approval of an officer of the Employer, either during or after their employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.


         (ii) Employee agrees that all files, letters, memoranda, reports, formulas, customer and agent lists, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into their custody or possession during their employment by the Employer, shall be and are the exclusive property of the Employer to be used by the Employee only in the performance of their duties for the Employer.


         (iii) Employee agrees that their obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and
(ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Employer or suppliers of the Employer or other third parties who may have disclosed or entrusted the same to the Employer or to the Employee in the course of the Employer's business.

         d. Patents and Other Developments. With respect to every patent, patent application, invention, product, process, program, apparatus, design, trademark, trade name, copyrightable work or other legally protectable form of
"intellectual property" which the Employee, singly or jointly with others, during their employment by the Employer or any of its subsidiaries or affiliates or during the two month period of salary continuance following termination of employment, for any reason may (during normal business hours and/or using "company" facilities or resources) invent, create, make, discover, conceive, originate or reduce to practice and relating in any manner to the products, devices, procedures, programs or schemes then being utilized by the Employer or its subsidiaries or affiliates or which otherwise relate to the field of research and or product development of the Employer or its subsidiaries or affiliates, and the Employee:


         (i) will promptly fully disclose same to the Employer and will not disclose same to any other person, company or party without the Employer's consent;

         (ii) does hereby assign same and all United States and foreign patent applications, patents, trademarks, trademark applications, trade names and copyrights that may be filed or issued thereon to the Employer;


         (iii)will, but without personal expense, fully cooperate with the Employer or any of its subsidiaries or affiliates, both during and following employment with Employer, in applying for and securing in the Employer's name, or that of its nominee or designees, patents(s), trademark(s), trade name(s) or copyright(s) on the same in each country in the world in which the Employer or its nominees or designees may desire to secure such protection or registration and the Employee will promptly execute all proper documents presented to him for signature by the Employer or its nominees or designees to enable it or them to secure such protection or registration and to transfer legal title therein, to Employer or its nominees or its designees;


         (iv) will, but without personal expense, give such true information and testimony as may be requested by the Employer or its nominees or designees relative to the same or relative to such invention(s), product(s), program(s), process(es), apparatus, design(s), trademark(s), trade name(s) or work(s) invented, created, made, discovered, conceived, originated or reduced to practice by any other person or persons and concerning which they have knowledge by reason of their employment by the Employer, or any of its subsidiaries or affiliates; and


         (v) states that the only patents, inventions, products, processes, programs, apparatuses, designs, trademarks, trade names or copyrights, or applications for any of the same, in which the Employee personally holds an interest prior to the Effective Date are listed and described in a Schedule attached hereto and are not subject to this Agreement. The absence of any such Schedule means that no such exceptions exist. The failure to list any of the above items in which Employee holds an interest in a Schedule will not grant Employer any rights therein.


         e.Other Agreements. Employee hereby represents that they are not bound by the terms of any agreement with any previous employer or other person or company to refrain from competing, directly or indirectly, with the business of such previous employer or any other person or company. Employee further represents that their performance of all the terms of this Agreement and as an Employee of the Employer does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust related to the Employer's business prior to their employment with the Employer.


         f. Employer's Legal Remedies. The Employer and the Employee agree that a violation of the foregoing covenants of this Section 6 or any provision thereof, will cause irreparable injury to the Employer and its subsidiaries and affiliates, and that the Employer and its subsidiaries and affiliates shall be entitled, in addition to any other rights and remedies they may have at law or in equity, to an injunction enjoining and restraining the Employee from doing or continuing to do any such act and any other violations or threatened violations if this Section 6 or any provisions thereof.

7.       Nonassignability.


         Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, their beneficiaries, or legal representatives without the Employer's prior written consent; provided, however, that nothing in this Section 7 shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon their death, or (ii) the executors, administrators, or other legal representatives of the Employee or their estate from assigning any rights hereunder to the person or persons entitled thereunto.


8.       No Attachment.


         Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.


9.       Binding Agreement.


         This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Employer and their respective permitted successors and assigns.


10.      Complete Agreement.


         This Agreement and any agreements specifically referred to herein contain a complete statement of all arrangements between the parties with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof.


11.      Amendment of Agreement.


         This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.


12.      Waiver.


         No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless it specifically states such therein, and then, each such waiver shall operate only as to the specific term or condition and shall not relate to any act other than that specifically waived. A waiver of a term or condition of this Agreement on any occasion does not imply that a waiver of the same term or condition will or should be granted on any other occasion.

13.      Severability.


         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provisions of this Agreement not held so invalid, and such other provisions shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then, to the full extent permitted by law, any prior agreement between the Employer (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement has not been executed.


15.      Headings.


         The headings of paragraphs herein are included solely for convenience of references and shall not control the meaning or interpretation of any of the provisions of this Agreement.


16.      Governing Law.


         This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of New Hampshire.


17.      Notices.


         All notices which Employer is required or may desire to give to the Employee shall be given by certified or registered mail, addressed to the Employee at the address referred to above, or at such other place as the Employee may from time to time designate in writing. All notices which the Employee is required or may desire to give to the Employer hereunder shall be given by certified or registered mail, addressed to Employer at its principal office, or at such other office as Employer may from time to time designate in writing. Five days after the date of mailing any such notice shall be deemed to be the date of delivery thereof, unless actual prior delivery occurs.


18.      Miscellaneous.


         This  Agreement  may  be  executed   simultaneously   in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All pronouns shall be deemed to refer to the masculine or feminine gender, as applicable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



Employee:


Signed: ___________________________

Printed
Name:   ___________________________

Date:______________________________


AssureTec Systems, Inc.:


Signed:____________________________

Printed
Name:   ___________________________

Title: _____________________________

Date:______________________________

                                                  January 15, 2002

BRL Holdings, Inc.
340 Granite St., Suite 200
Manchester, NH  03102-4004

Gentlemen:

         We have reviewed a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to 508,484 shares of common stock, $.01 par value per share (the "Shares") of BRL Holdings, Inc (the "Company"), which shares have been issued pursuant to certain Company's consulting agreements and employment agreements, the forms of which are filed as an exhibit to the Registration Statement (the "Agreement").

         We have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to our satisfaction, of such records of meetings written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo static copies, and the authenticity of the originals of such latter documents.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Agreement, and the Shares, when issued against payment therefor in accordance with the terms of their agreements, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                              Very truly yours,


JBL:ah                                                        John B. Lowy, P.C.